Exhibit 2.6

FIRST AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into this 1st day of October, 2007, by and between Plantation Operating, LLC, a Delaware limited liability company (“Seller”), and EV Properties, L.P., a Delaware limited partnership (“Buyer”)

RECITALS

A.  Whereas, Buyer and Seller entered into an Asset Purchase and Sale Agreement dated as of July 17, 2007, but effective as of July 1, 2007 (the “Asset Purchase Agreement”); and

B. Whereas, capitalized terms used but not defined herein are used with the same meanings given such terms in the Asset Purchase Agreement; and

C. Whereas, Article III of the Asset Purchase Agreement provides for a Closing Date of 10:00 a.m., local Houston, Texas time, on September 4, 2007; and

D. Whereas, Buyer and Seller, recognizing the need for more time to complete the land and accounting work associated with the transactions contemplated by the Asset Purchase Agreement, desire to change the Closing Date to October 1, 2007; and

E. Whereas, pursuant to the due diligence process, the parties desire to amend the Seller Disclosure Schedule and certain of the other Exhibits to the Asset Purchase Agreement and to provide for the completion after Closing of certain activities required under the Asset Purchase Agreement to be completed prior to or at Closing, all as more specifically set forth herein; and

NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Buyer, the parties agree as follows:

AGREEMENT

1.1	Article III of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Thompson & Knight LLP, Houston, Texas, at 10:00 a.m. (local Houston, Texas time) on October 1, 2007, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date”. All Closing transactions shall be deemed to have occurred simultaneously.”

1.2
Buyer and Seller agree that the exhibits contained herein shall amend and replace, in their entirety, the exhibits in the Asset Purchase Agreement of the same name. Specifically, Exhibit I (Leases) attached hereto shall amend and replace Exhibit I in the Asset Purchase Agreement; Exhibit 8.1(c) (Allocated Values) attached hereto shall replace Exhibit 8.1(c) in the Asset Purchase Agreement; and Exhibit 9.1(f) (Form of Assignment) attached hereto shall replace the Exhibit 9.1(f) in the Asset Purchase Agreement.

1.3
Buyer and Seller agree that the Seller Disclosure Schedule contained in the Asset Purchase Agreement shall be amended to include the additional Call on Production set forth in the Seller Disclosure Schedule attached hereto.

1.4
The parties acknowledge that Seller does not presently own record title to the office building and premises located in Jal, New Mexico (said office building and premises together with all furniture, fixtures and equipment located thereat, as more particularly described in Section 1.1(g) of the Asset Purchase Agreement, collectively called herein the “Jal Office”). Seller shall undertake such curative measures following Closing as may be necessary to obtain beneficial and record title to the Jal Office and then shall convey same to Buyer as soon as reasonably practical following the Closing, but in any event no later than ninety (90) days following the Closing Date.

1.5
As part of Seller’s obligations pursuant to Section 7.9 (Operational Transition) of the Asset Purchase Agreement, Seller agrees to assist Buyer in the preparation of all notices to non-operators not finalized and executed at the time of the Closing. Seller agrees to provide a sufficient level of assistance to cause all such notices to be completed and mailed to the relevant non-operating working interest owners by no later than the fifth (5th) Business Day following the Closing.

1.6	THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

1.7
This Amendment may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

1.8
Except, and only to the extent, specifically modified herein, the Asset Purchase Agreement shall remain in full force and effect enforceable in accordance with its various terms and provisions as specifically modified herein.

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Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment is executed by the Parties hereto on the date set forth above, but effective for all purposes as of the Effective Date.

SELLER: PLANTATION OPERATING, LLC, a Delaware limited liability company

By:	/s/ Thomas C. Meneley
Thomas C. Meneley President

and

By:	/s/ Bill J. Walls
Bill J. Walls CEO and Secretary

BUYER:

EV PROPERTIES, L.P., a Delaware limited partnership

By: EV Properties GP, LLC, its general partner

By: EV Energy Partners, L.P., its sole member

By: EV Energy GP, L.P., its general partner

By: EV Management, LLC, its general partner

By:	/s/ John B. Walker
John B. Walker President and Chief Executive Officer